Exhibit 99.1

Veritiv Announces Entry into Definitive Purchase Agreement to Sell its Canadian Operations

ATLANTA (March 18, 2022) – Veritiv Corporation (NYSE: VRTV), a full-service provider of business-to-business products, services and solutions, announced today that it has signed a definitive purchase agreement to sell its Veritiv Canada, Inc. business to Imperial Dade.

“This sale aligns with our strategy to focus on higher growth, higher margin businesses and geographies, and further invest in building on our industry-leading Packaging and Facility Solutions capabilities,” said Sal Abbate, Veritiv’s Chief Executive Officer. “We thank our Canada employees for their hard work and dedication to Veritiv. We believe this is a great opportunity for them to be aligned with a company that is focused on the Canadian market. We look forward to working closely with Imperial Dade to execute a smooth and successful transition for employees, customers and suppliers of our Canada business.”

Veritiv expects to use net proceeds from the transaction to support its recently announced $200 million share repurchase program as well as future capital priorities and growth initiatives.

The deal is subject to Canadian regulatory approval and is expected to close prior to the end of the second quarter. Upon closing of the sale, Veritiv’s approximately 900 employees in Canada will become employees of Imperial Dade.

Greenhill & Co. served as financial advisor and Sidley Austin LLP served as legal advisor on the transaction.

About Veritiv

Veritiv Corporation (NYSE: VRTV), headquartered in Atlanta and a Fortune 500® company, is a full-service provider of packaging, JanSan and hygiene products, services and solutions. Additionally, Veritiv provides print and publishing products, and logistics and supply chain management solutions. Serving customers in a wide range of industries both in North America and globally, Veritiv has distribution centers throughout the U.S., Canada and Mexico, and team members around the world helping shape the success of its customers. For more information about Veritiv and its business segments visit www.veritivcorp.com.

Safe Harbor Provision

Certain statements contained in this press release regarding Veritiv’s strategic plans, the anticipated closing of the transaction, the use of proceeds therefrom and any other statements not constituting historical fact are “forward-looking statements” subject to the safe harbor created by the Private Securities Litigation Reform Act of 1995. Where possible, the words “believe,” “expect,” “will,” “look forward” or other comparable expressions have been used to identify such forward-looking statements. All forward-looking statements reflect only the company’s current beliefs and assumptions with respect to future results or other events, and are based on information currently available to the company. Accordingly, the statements are subject to significant risks, uncertainties, and contingencies, which could cause actual results or other events to differ materially from those expressed in, or implied by, these statements. Factors that could cause actual results to differ materially from current expectations include the risks and other factors described under "Risk Factors" and elsewhere in Veritiv’s Annual Report on Form 10-K and in Veritiv’s other publicly available reports filed with the Securities and Exchange Commission, as well as the satisfaction of the conditions to closing the transaction. The company is not responsible for updating the information contained in this press release beyond the published date.

Veritiv Contacts:

Investors: Scott Palfreeman, 844-845-2136	Media: Kristie Madara, 770-391-8471